Exhibit 99.1
Terry Balluck
972-281-1397
terry.balluck@kcc.com

KIMBERLY-CLARK ANNOUNCES YEAR-END 2020 RESULTS AND 2021 OUTLOOK
DALLAS, January 25, 2021-Kimberly-Clark Corporation (NYSE: KMB) today reported year-end 2020 results and provided its 2021 outlook.
Executive Summary
•Fourth quarter 2020 net sales of $4.8 billion increased 6 percent compared to the year-ago period, including organic sales growth of 5 percent. Full-year 2020 net sales of $19.1 billion increased 4 percent, with organic sales up 6 percent.
•Diluted net income per share for the fourth quarter was $1.58 in 2020 and $1.59 in 2019. Full-year diluted net income per share was $6.87 in 2020 and $6.24 in 2019.
•Fourth quarter adjusted earnings per share were $1.69 in 2020 compared to $1.71 in 2019. Adjusted earnings per share exclude certain items described later in this news release.
•Full-year adjusted earnings per share were $7.74 in 2020, up 12 percent compared to $6.89 in 2019. The company’s previous guidance was for adjusted earnings per share of $7.50 to $7.65.
•Net sales in 2021 are expected to increase 4 to 6 percent, including organic sales growth of 1 to 2 percent. Diluted net income per share for 2021 is anticipated to be $7.10 to $7.60. Adjusted earnings per share in 2021 are expected to be $7.75 to $8.00.
•The company’s Board of Directors has approved a 6.5 percent increase in the quarterly dividend, which is the 49th consecutive annual increase in the dividend. The Board also authorized a new $5 billion share repurchase program which supplements the current $5 billion authorization that is expected to be completed later in 2021. These actions reflect the company’s strong cash flow and growth prospects along with an ongoing commitment to return cash to shareholders.
Chairman and Chief Executive Officer Mike Hsu said, “In 2020, we grew organic sales 6 percent, with healthy underlying performance and increased demand because of COVID-19. We also significantly increased brand investments and improved our market share positions. In addition, we achieved $575 million of cost savings and returned $2.15 billion to shareholders through dividends and share repurchases. Finally, we grew adjusted earnings per share 12 percent, well above our medium-term objective. I’m extremely proud of what our teams accomplished while staying relentlessly focused on employee health and safety and meeting the needs of our consumers during this unprecedented time period.”
Hsu continued, “Going forward we will continue to execute K-C Strategy 2022. We expect to further improve our market positions by building on our current momentum and leveraging our enhanced commercial capabilities. At the same time, we will continue to operate with financial discipline. We expect more challenging category conditions and higher commodity costs in 2021. That said, we remain very optimistic about our strategies to deliver balanced and sustainable growth over time and create long-term shareholder value.”
Fourth Quarter 2020 Operating Results
Sales of $4.8 billion in the fourth quarter of 2020 increased 6 percent compared to the year-ago period. Organic sales rose 5 percent and the Softex Indonesia acquisition increased sales by approximately 2 percent, while changes in foreign currency exchange rates reduced sales 1 percent. Net selling prices increased approximately 3 percent, volumes increased 2 percent and product mix was slightly favorable. In North America, organic sales increased 11 percent in consumer products but fell 7 percent in K-C Professional. Outside North America, organic sales rose 3 percent in developing and emerging (D&E) markets and 2 percent in developed markets.
Fourth quarter operating profit was $749 million in 2020 and $751 million in 2019. Results in both periods include charges related to the 2018 Global Restructuring Program. Results in 2020 also include Softex Indonesia acquisition-related costs and a benefit from the resolution of a business tax matter in Brazil. Results in 2019 also include a gain on the sale of property associated with a former manufacturing facility that was closed as part of a past restructuring.
Fourth quarter adjusted operating profit was $767 million in 2020 and $826 million in 2019. Results benefited from organic sales growth, $110 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $25 million of cost savings from the 2018 Global Restructuring Program. Input costs increased $40 million and other manufacturing costs were higher, including costs related to COVID-19. Advertising spending increased significantly and general and administrative costs were higher, including incentive compensation expense and capability-building investments. Foreign currency transaction effects also negatively impacted the comparison.
The fourth quarter effective tax rate was 24.6 percent in 2020 and 17.2 percent in 2019. The fourth quarter adjusted effective tax rate was 22.2 percent in 2020 and 24.6 percent in 2019. The rate in 2020 benefited from certain planning initiatives.
Kimberly-Clark’s share of net income of equity companies in the fourth quarter was $38 million in 2020 and $32 million in 2019. Results benefited from organic sales growth but were negatively impacted by unfavorable currency effects.
Cash Flow and Balance Sheet
Cash provided by operations in the fourth quarter was $887 million in 2020 and $924 million in 2019. Full-year cash provided by operations was an all-time record $3,729 million in 2020 compared to $2,736 million in 2019. The increase was driven by improved working capital and higher earnings. Capital spending for the fourth quarter was $323 million in 2020 and $342 million in 2019. Full-year spending was $1,217 million in 2020 and $1,209 million in 2019.
Fourth quarter 2020 share repurchases were 1.7 million shares at a cost of $243 million, bringing full-year repurchases to 4.9 million shares at a cost of $700 million. Total debt was $8.4 billion at the end of 2020 and $7.7 billion at the end of 2019. The increase included incremental financing to fund the Softex Indonesia acquisition that closed on October 1, 2020.

Fourth Quarter 2020 Business Segment Results
Personal Care Segment
Fourth quarter sales of $2.3 billion increased 5 percent. Volumes increased 3 percent and net selling prices and product mix each improved 1 percent. The Softex Indonesia acquisition increased sales 3 percent while changes in currency rates reduced sales by 3 percent. Fourth quarter operating profit of $401 million decreased 10 percent. Results were impacted by unfavorable currency effects, other manufacturing cost increases, higher advertising spending, increased general and administrative costs and input cost inflation. The comparison benefited from organic sales growth and cost savings.
Sales in North America increased 3 percent driven by baby and child care. Volumes increased 2 percent and net selling prices rose 1 percent.
Sales in D&E markets increased 7 percent. The Softex Indonesia acquisition increased sales by 8 percent while changes in currency rates reduced sales 9 percent. Volumes rose 4 percent, including increases in Brazil, China, Eastern Europe, India and South Africa. Product mix improved more than 2 percent and net selling prices increased 1 percent.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 6 percent. Changes in currency rates increased sales 5 percent. Volumes rose 2 percent while the combined impact of changes in net selling prices and product mix reduced sales by 1 percent.
Consumer Tissue Segment
Fourth quarter sales of $1.7 billion increased 14 percent. Volumes increased 9 percent and net selling prices rose 6 percent, while product mix was unfavorable by 1 percent. The volume increase was driven by demand related to the outbreak of COVID-19 and the work from home environment. Fourth quarter operating profit of $337 million increased 20 percent. Results benefited from organic sales growth and cost savings. The comparison was impacted by other manufacturing cost increases, increased advertising spending, higher input costs and increased general and administrative costs.
Sales in North America increased 21 percent. Volumes rose 13 percent, with bathroom tissue and paper towels up double-digits and facial tissue up mid-single digits. Net selling prices improved 11 percent driven by lower promotion expense, while product mix was down 3 percent.
Sales in D&E markets decreased 2 percent including a 6 point negative impact from changes in currency rates. Volumes rose 3 percent and the Softex Indonesia acquisition increased sales by 2 percent.
Sales in developed markets outside North America increased 12 percent. Volumes increased 6 percent, driven by South Korea, and changes in currency rates increased sales 6 percent.
K-C Professional (KCP) Segment
Fourth quarter sales of $0.7 billion decreased 9 percent. Volumes declined 13 percent, reflecting lower away from home demand and challenging business conditions following the outbreak of COVID-19. Net selling prices and product mix each improved 2 percent. Fourth quarter operating profit of $105 million decreased 38 percent. The comparison was impacted by lower volumes, other manufacturing cost increases, higher input costs, and increased general and administrative costs. Results benefited from favorable net selling prices and cost savings.

Sales in North America decreased 7 percent. Volumes were down 12 percent, while product mix improved 4 percent and net selling prices rose 1 percent. Sales were down significantly in washroom products but increased double-digits in wipers, safety and other products.
Sales in D&E markets decreased 21 percent including a 5 point negative impact from changes in currency rates. Volumes fell 16 percent, with significant declines in all major geographies, and product mix was down 4 percent. Net selling prices increased 5 percent.
Sales in developed markets outside North America were down 2 percent. Volumes decreased 11 percent, while net selling prices and product mix each improved 2 percent. Currency rates were favorable by 5 percent.
Full Year 2020 Results
Sales of $19.1 billion increased 4 percent. Organic sales increased 6 percent, as volumes rose 4 percent and net selling prices and product mix each improved 1 percent. Changes in foreign currency exchange rates reduced sales by 2 percent. The net impact of the Softex Indonesia acquisition and business exits in conjunction with the 2018 Global Restructuring Program increased sales slightly.
Operating profit was $3,244 million in 2020 and $2,991 million in 2019. Results in both periods include charges related to the 2018 Global Restructuring Program. Results in 2020 also include Softex Indonesia acquisition-related costs and a benefit from the resolution of a business tax matter in Brazil. Results in 2019 also include a gain on the sale of property associated with a former manufacturing facility that was closed as part of a past restructuring.
Adjusted operating profit was $3,582 million in 2020, up 9 percent compared to $3,281 million in 2019. Results benefited from organic sales growth, $455 million of FORCE cost savings and $120 million of cost savings from the 2018 Global Restructuring Program. Input costs decreased $175 million, driven by pulp. The comparison was impacted by other manufacturing cost increases, unfavorable currency effects, increased advertising spending and higher general and administrative costs.
Diluted net income per share was $6.87 in 2020 and $6.24 in 2019. Adjusted earnings per share of $7.74 in 2020 increased 12 percent compared to $6.89 in 2019. The increase was driven by growth in adjusted operating profit, along with higher net income from equity companies and declines in the share count and adjusted effective tax rate.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate about 1 percent of company net sales.
The restructuring is expected to be completed in 2021. Total restructuring charges are anticipated to be $2,000 to $2,100 million pre-tax ($1,490 to $1,570 million after tax) compared to the previous estimate for charges toward the high end of the range of $1,700 to $1,900 million pre-tax ($1,300 to $1,400 million after tax). The increased cost estimate includes impacts from delays as a result of COVID-19 and additional savings opportunities. The company expects the program will generate annual pre-tax cost savings of $540 to $560 million by the end of 2021 compared to the prior target of $500 to $550 million. Through the end of 2020, the company has incurred cumulative restructuring charges of $1,821 million pre-tax ($1,354 million after tax) and generated cumulative savings of $420 million.
2021 Outlook and Key Planning Assumptions
The company’s 2021 outlook assumes no significant impact from potential supply chain disruptions as a result of COVID-19. In addition, key planning and guidance assumptions are as follows:
•Net sales increase 4 to 6 percent.
•Organic sales increase 1 to 2 percent.
•Foreign currency exchange rates favorable between 1 and 2 percent.
•Softex Indonesia acquisition expected to increase sales by 2 percent while exited businesses in conjunction with the 2018 Global Restructuring Program anticipated to reduce sales slightly.
•Adjusted operating profit similar, to up 2 percent, year-on-year.
•Benefits from net sales growth.
•Cost savings of $400 to $460 million, including $280 to $320 million from the FORCE program and $120 to $140 million from the 2018 Global Restructuring Program.
•Key cost inputs expected to increase $450 to $600 million. Costs are projected to increase for most raw materials and distribution expenses.
•Adjusted nonoperating expense expected to decrease year-on-year.
•Adjusted effective tax rate of 22 to 24 percent.
•Net income from equity companies similar, to up somewhat, year-on-year.
•Adjusted earnings per share of $7.75 to $8.00 compared to $7.74 in 2020.
•Capital spending of $1,200 to $1,300 million, including spending related to the 2018 Global Restructuring Program and other growth initiatives.
•Dividend increase of 6.5 percent (approved by the Board of Directors and mentioned previously in this release). The quarterly dividend will increase to $1.14 per share, up from $1.07 per share in 2020. The first dividend will be payable on April 5, 2021 to stockholders of record on March 5, 2021.
•Share repurchases of $650 to $750 million, subject to market conditions.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•2018 Global Restructuring Program. Mentioned elsewhere in this release.
•Softex Indonesia acquisition-related costs. The company incurred transaction and integration costs in 2020 associated with the acquisition of Softex Indonesia.
•Brazil business tax credits. In the fourth quarter of 2020, we received a favorable legal ruling that resolved certain matters related to prior years’ business taxes in Brazil.
•Property sale gain. In the fourth quarter of 2019, the company recognized a gain on the sale of property associated with a former manufacturing facility that was closed in 2012 as part of a past restructuring.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates, exited businesses and acquisitions also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's nearly 150-year history of innovation, visit kimberly-clark.com.

Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
As more fully described in Kimberly-Clark’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, the company has been actively monitoring the COVID-19 situation and its impact globally. The impact of COVID-19 and measures to prevent its spread are affecting our business in a number of ways. We have experienced increased volatility in demand for some of our products as consumers adapt to the evolving environment. We have also experienced incidents of supply chain disruption and increased currency and commodity volatility. We expect the ultimate significance of the impact on our financial and operational results will be dictated by the length of time that such circumstances continue, which will depend on the currently unknowable extent and duration of the COVID-19 pandemic and any governmental and public actions taken in response. COVID-19 also makes it more challenging for management to estimate future business performance, particularly over the near term.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including pandemics (including the ongoing COVID-19 outbreak), epidemics, failure to realize the expected benefits or synergies from the Softex Indonesia acquisition, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in each of the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and the company’s Annual Report on Form 10-K for the year ended December 31, 2019.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended December 31
	2020	2019	Change
Net Sales	$4,836	$4,583	+6%
Cost of products sold	3,172	3,017	+5%
Gross Profit	1,664	1,566	+6%
Marketing, research and general expenses	996	859	+16%
Other (income) and expense, net	(81)	(44)	+84%
Operating Profit	749	751	—
Nonoperating expense	(13)	(58)	-78%
Interest income	2	3	-33%
Interest expense	(64)	(63)	+2%
Income Before Income Taxes and Equity Interests	674	633	+6%
Provision for income taxes	(166)	(109)	+52%
Income Before Equity Interests	508	524	-3%
Share of net income of equity companies	38	32	+19%
Net Income	546	556	-2%
Net income attributable to noncontrolling interests	(7)	(9)	-22%
Net Income Attributable to Kimberly-Clark Corporation	$539	$547	-1%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.59	$1.60	-1%
Diluted	$1.58	$1.59	-1%

Cash Dividends Declared	$1.07	$1.03	+4%

Common Shares Outstanding	December 31
	2020	2019
Outstanding shares as of	338.7	341.4
Average diluted shares for three months ended	341.1	344.4

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2020	2019	Change
Net Sales	$19,140	$18,450	+4%
Cost of products sold	12,318	12,415	-1%
Gross Profit	6,822	6,035	+13%
Marketing, research and general expenses	3,632	3,254	+12%
Other (income) and expense, net	(54)	(210)	-74%
Operating Profit	3,244	2,991	+8%
Nonoperating expense	(70)	(91)	-23%
Interest income	8	11	-27%
Interest expense	(252)	(261)	-3%
Income Before Income Taxes and Equity Interests	2,930	2,650	+11%
Provision for income taxes	(676)	(576)	+17%
Income Before Equity Interests	2,254	2,074	+9%
Share of net income of equity companies	142	123	+15%
Net Income	2,396	2,197	+9%
Net income attributable to noncontrolling interests	(44)	(40)	+10%
Net Income Attributable to Kimberly-Clark Corporation	$2,352	$2,157	+9%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$6.90	$6.28	+10%
Diluted	$6.87	$6.24	+10%

Cash Dividends Declared	$4.28	$4.12	+4%

Common Shares Outstanding	December 31
	2020	2019
Average diluted shares for twelve months ended	342.5	345.6

2020 Data is Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2020
	As Reported	2018 Global Restructuring Program	Softex Indonesia Acquisition-Related Costs	Brazil Business Tax Credits	As Adjusted Non-GAAP
Cost of products sold	$3,172	$46	$—	$—	$3,126
Gross profit	1,664	(46)	—	—	1,710
Marketing, research and general expenses	996	34	23	—	939
Other (income) and expense, net	(81)	(8)	—	(77)	4
Operating profit	749	(72)	(23)	77	767
Nonoperating expense	(13)	(10)	—	—	(3)
Provision for income taxes	(166)	11	5	(26)	(156)
Effective tax rate	24.6%	—	—	—	22.2%
Net income attributable to noncontrolling interests	(7)	1	—	—	(8)
Net income attributable to Kimberly-Clark Corporation	539	(70)	(18)	51	576
Diluted earnings per share(a)	1.58	(0.21)	(0.05)	0.15	1.69

	Three Months Ended December 31, 2019
	As Reported	2018 Global Restructuring Program	Property Sale Gain	As Adjusted Non-GAAP
Cost of products sold	$3,017	$85	$—	$2,932
Gross profit	1,566	(85)	—	1,651
Marketing, research and general expenses	859	33	—	826
Other (income) and expense, net	(44)	(12)	(31)	(1)
Operating profit	751	(106)	31	826
Nonoperating expense	(58)	(45)	—	(13)
Provision for income taxes	(109)	83	(7)	(185)
Effective tax rate	17.2%	—	—	24.6%
Net income attributable to noncontrolling interests	(9)	1	—	(10)
Net income attributable to Kimberly-Clark Corporation	547	(67)	24	590
Diluted earnings per share(a)	1.59	(0.19)	0.07	1.71
(a)     "As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2020
	As Reported	2018 Global Restructuring Program	Softex Indonesia Acquisition-Related Costs	Brazil Business Tax Credits	As Adjusted Non-GAAP
Cost of products sold	$12,318	$283	$—	$—	$12,035
Gross profit	6,822	(283)	—	—	7,105
Marketing, research and general expenses	3,632	109	32	—	3,491
Other (income) and expense, net	(54)	(9)	—	(77)	32
Operating profit	3,244	(383)	(32)	77	3,582
Nonoperating expense	(70)	(36)	—	—	(34)
Provision for income taxes	(676)	94	5	(26)	(749)
Effective tax rate	23.1%	—	—	—	22.7%
Share of net income of equity companies	142	(1)	—	—	143
Net income attributable to noncontrolling interests	(44)	3	—	—	(47)
Net income attributable to Kimberly-Clark Corporation	2,352	(323)	(27)	51	2,651
Diluted earnings per share(a)	6.87	(0.94)	(0.08)	0.15	7.74

	Twelve Months Ended December 31, 2019
	As Reported	2018 Global Restructuring Program	Property Sale Gain	As Adjusted Non-GAAP
Cost of products sold	$12,415	$416	$—	$11,999
Gross profit	6,035	(416)	—	6,451
Marketing, research and general expenses	3,254	99	—	3,155
Other (income) and expense, net(b)	(210)	(194)	(31)	15
Operating profit	2,991	(321)	31	3,281
Nonoperating expense	(91)	(45)	—	(46)
Provision for income taxes	(576)	118	(7)	(687)
Effective tax rate	21.7%	—	—	23.0%
Share of net income of equity companies	123	(2)	—	125
Net income attributable to noncontrolling interests	(40)	2	—	(42)
Net income attributable to Kimberly-Clark Corporation	2,157	(248)	24	2,381
Diluted earnings per share(a)	6.24	(0.72)	0.07	6.89
(a) "As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.
(b)    Other (income) and expense, net includes a pre-tax gain of approximately $182 million on the sale of a manufacturing facility and associated real estate which were disposed of as part of the 2018 Global Restructuring Program.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	December 31
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$303	$442
Accounts receivable, net	2,235	2,263
Inventories	1,903	1,790
Other current assets	733	562
Total Current Assets	5,174	5,057
Property, Plant and Equipment, Net	8,042	7,450
Investments in Equity Companies	300	268
Goodwill	1,895	1,467
Other Intangible Assets, Net	832	29
Other Assets	1,280	1,012
TOTAL ASSETS	$17,523	$15,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$486	$1,534
Trade accounts payable	3,336	3,055
Accrued expenses and other current liabilities	2,262	1,978
Dividends payable	359	352
Total Current Liabilities	6,443	6,919
Long-Term Debt	7,878	6,213
Noncurrent Employee Benefits	864	897
Deferred Income Taxes	723	511
Other Liabilities	718	520
Redeemable Preferred Securities of Subsidiaries	28	29
Stockholders' Equity
Kimberly-Clark Corporation	626	(33)
Noncontrolling Interests	243	227
Total Stockholders' Equity	869	194
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,523	$15,283

2020 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2020	2019	2020	2019
Operating Activities
Net income	$546	$556	$2,396	$2,197
Depreciation and amortization	190	217	796	917
Asset impairments	17	—	17	—
Stock-based compensation	46	22	147	96
Deferred income taxes	75	21	45	29
Net (gains) losses on asset dispositions	1	(38)	68	(193)
Equity companies' earnings (in excess of) less than dividends paid	23	25	(30)	(6)
Operating working capital	71	111	363	(288)
Postretirement benefits	(35)	29	(28)	13
Other	(47)	(19)	(45)	(29)
Cash Provided by Operations	887	924	3,729	2,736
Investing Activities
Capital spending	(323)	(342)	(1,217)	(1,209)
Acquisition, net of cash acquired	(1,083)	—	(1,083)	(4)
Proceeds from dispositions of property	26	36	31	242
Investments in time deposits	(244)	(215)	(753)	(568)
Maturities of time deposits	286	255	690	542
Other	10	(9)	27	(45)
Cash Used for Investing	(1,328)	(275)	(2,305)	(1,042)
Financing Activities
Cash dividends paid	(364)	(354)	(1,451)	(1,408)
Change in short-term debt	(64)	(21)	(561)	303
Debt proceeds	3	6	1,845	706
Debt repayments	(101)	(2)	(854)	(707)
Proceeds from exercise of stock options	5	17	217	228
Acquisitions of common stock for the treasury	(251)	(256)	(700)	(800)
Other	(23)	(22)	(63)	(114)
Cash Used for Financing	(795)	(632)	(1,567)	(1,792)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	21	9	4	1
Change in Cash and Cash Equivalents	(1,215)	26	(139)	(97)
Cash and Cash Equivalents - Beginning of Period	1,518	416	442	539
Cash and Cash Equivalents - End of Period	$303	$442	$303	$442

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2020	2019	Change	2020	2019	Change
NET SALES
Personal Care	$2,349	$2,242	+5%	$9,339	$9,108	+3%
Consumer Tissue	1,727	1,511	+14%	6,718	5,993	+12%
K-C Professional	742	815	-9%	3,019	3,292	-8%
Corporate & Other	18	15	N.M.	64	57	N.M.
TOTAL NET SALES	$4,836	$4,583	+6%	$19,140	$18,450	+4%

OPERATING PROFIT
Personal Care	$401	$445	-10%	$1,933	$1,904	+2%
Consumer Tissue	337	281	+20%	1,448	1,007	+44%
K-C Professional	105	169	-38%	528	657	-20%
Corporate & Other(a)	(175)	(188)	N.M.	(719)	(787)	N.M.
Other (income) and expense, net(a)	(81)	(44)	+84%	(54)	(210)	-74%
TOTAL OPERATING PROFIT	$749	$751	—	$3,244	$2,991	+8%
(a)     Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2020
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition(b)	Currency	Organic(c)
Personal Care	5	3	1	1	3	(3)	5
Consumer Tissue	14	9	6	(1)	—	—	14
K-C Professional	(9)	(13)	2	2	—	—	(9)
TOTAL CONSOLIDATED	6	2	3	1	2	(1)	5

	Twelve Months Ended December 31, 2020
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition(b)	Currency	Organic(c)
Personal Care	3	4	—	1	1	(4)	5
Consumer Tissue	12	12	2	(1)	—	(1)	13
K-C Professional	(8)	(11)	3	2	—	(1)	(7)
TOTAL CONSOLIDATED	4	4	1	1	—	(2)	6
(a)     Total may not equal the sum of volume, net price, mix/other, acquisition and currency due to rounding.
(b)    Acquisition of Softex Indonesia.
(c)     Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2021

	Estimated Range
ESTIMATED FULL YEAR 2021 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$7.75	-	$8.00
Adjustment for charges related to the 2018 Global Restructuring Program	(0.65)	-	(0.40)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$7.10	-	$7.60

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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